Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:      John F. Gifford, Chairman,
                    President and Chief Executive Officer
                    (408) 737-7600

MAXIM REPORTS REVENUES AND EARNINGS FOR THE
FIRST QUARTER OF FISCAL 2007

SUNNYVALE, CA- November 1, 2006-Maxim Integrated Products, Inc., (MXIM) reported net revenues of $502.7 million for its fiscal first quarter ended September 23, 2006, a 1.5% decrease over the fourth quarter of fiscal 2006 and a 18.5% increase over the first quarter of fiscal 2006.

Net income for the first quarter of fiscal 2007 was $107.5 million or $0.33 diluted earnings per share including stock based compensation. For comparison purposes, net income for the fourth quarter of fiscal 2006 was $124.3 million or $0.37 diluted earnings per share and net income for the same period a year ago was $105.4 million or $0.31 per share including stock based compensation.

Details of stock based compensation for the pertinent quarters are shown in the following table:

	Three months ended
(Amounts in thousands)	9/24/2005	6/24/2006	9/23/2006
Stock Option Plans	$37,602	$38,597	$36,425
Stock Purchase Plans	3,857	2,506	952
Restricted Stock Units	-	10,230	13,710
Pre-tax stock-based compensation expense	41,459	51,333	51,087
Less: Income Tax Benefits	(13,599)	(16,786)	(17,727)
Net stock-based compensation expense	$27,860	$34,547	$33,360

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Gross margin was 63.9% for the first quarter compared to 66.3% in the fourth quarter of fiscal 2006. Sequential gross margins declined as a result of recording $5.0 million in additional inventory reserves during the first quarter, $2.5 million from a one-time benefit received in the fourth quarter from a settlement with a vendor that was not repeated in the first quarter, and a $2.0 million increase in stock based compensation for a retention grant of RSUs to manufacturing employees. The remaining decline was due to the mix change towards higher volume products.

Research and development expense was $130.2 million or 25.9% of net revenue. This compares to $127.2 million or 24.9% in the fourth quarter of fiscal 2006. The increase in research and development was primarily due to additional headcount and related expenses to support future product development.

Selling, general and administrative expense was $40.1 million or 8.0% of net revenue. This compares to $37.9 million or 7.4% in the fourth quarter of fiscal 2006. The increase in selling, general and administrative expense was primarily due to $3.0 million associated with the audit of the Company's stock option program.

Total operating profit for the first quarter was $150.8 million or 30.0% of net revenues compared to $173.3 million or 34.0% for the fourth quarter and $145.8 million or 34.4% for the first quarter of fiscal 2006.

The 2 percentage point sequential increase in our tax rate was due to the old tax deduction for extra territorial income being replaced with the deduction for domestic production that is phased in over several years and the U.S. government's failure to extend the Research & Development tax credit. This resulted in a $3.3 million reduction in net income or $0.01 diluted earnings per share.

During the quarter, cash and cash equivalents increased $51.4 million to $1.4 billion after the Company repurchased 2.1 million shares of its common stock for $60.8 million, paid dividends of $50.0 million, and paid $94.9 million for

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capital equipment. Accounts receivable decreased $0.8 million in the first quarter to $291.7 million and inventories for the first quarter increased $10.6 million to $217.9 million and includes $15.6 million of stock based compensation.

Mr. Gifford commented: "The Company's Board of Directors has declared a cash dividend for the second quarter of fiscal 2007 of $0.156 per share. Payment will be made on December 5, 2006 to stockholders of record on November 21, 2006.

The following table reconciles free cash flow to net income, and depicts the Company's free cash flow for the three months ended September 23, 2006 and September 24, 2005.

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RECONCILIATION OF FREE CASH FLOW TO NET INCOME

	Three months ended
(Amounts in millions, except per share data)	9/23/2006	9/24/2005
Net income as reported	$107.5	$105.4
Add adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	51.1	41.5
Depreciation, amortization & other	24.2	20.6
Tax benefit related to stock plans	2.4	0.3
Accounts receivable	0.8	(20.6)
Inventories	(9.0)	(7.7)
Accounts payable	(8.5)	8.4
Income taxes payable	44.5	19.5
Other assets and liabilities	0.9	3.5
Total of adjustments	106.4	65.5
Cash generated by operating activities, as reported	213.9	170.9
Adjustments:
Capital expenditures	(94.9)	(18.0)
Additional tax benefit related to stock plans	9.2	21.5
Free cash flow	$128.2	$174.4

Diluted shares, as reported	328.0	344.9
Free cash flow per diluted share	$0.39	$0.51

Diluted earnings per share, as reported	$0.33	$0.31

Free cash flow is a non-GAAP measure that represents cash that the Company generates after certain adjustments. Free cash flow is used by management to make fundamental decisions with regard to the operation of the Company's business, including working capital requirements, share repurchases and dividend payments. In addition, free cash flow is used by management to evaluate and assess the Company's operating results and for budget and planning purposes. The Company believes that free cash flow is relevant and useful information that is widely used by analysts, investors, and other interested parties in the semiconductor industry to measure financial performance. Accordingly, the Company is disclosing this information to permit a comprehensive and objective analysis of the Company's operating performance, to provide an additional measure of performance and liquidity, and to provide additional information with respect

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to the Company's ability to make future share repurchases and dividend payments and to meet future working capital requirements.

Free cash flow should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, both of which are determined in accordance with GAAP. Free cash flow excludes components that are significant in understanding and assessing the Company's results of operations and cash flows. In addition, some of the limitations associated with the use of free cash flow are that it is not a term defined by GAAP, and the Company's measure of free cash flow might not be comparable to similarly titled measures used by other companies. In addition, the Company's measure of free cash flow omits certain actual cash expenditures, such as dividends paid, cash used for share repurchases and cash generated from employee stock option exercises. Management compensates for these limitations by considering net income derived in accordance with GAAP.

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Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, such as declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market, as well as other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 2005.

All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

As previously announced, our historical stock option practices and grants are being reviewed by a special committee of the Board of Directors, and our financial results for the first quarter of fiscal 2007 could change as a result of that review.

Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Consolidated Balance Sheets

(In thousands)	9/23/2006	6/24/2006
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$467,424	$422,333
Short-term investments	926,654	920,317
Total cash, cash equivalents and short-term investments	1,394,078	1,342,650
Accounts receivable, net	291,744	292,592
Inventories	217,948	207,352
Deferred tax assets and other current assets	144,028	144,176
Total current assets	2,047,798	1,986,770
Property, plant and equipment, at cost, less accumulated depreciation	1,251,112	1,159,322
Other assets	33,119	37,045
Total assets	$3,332,029	$3,183,137
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$138,783	$127,081
Accrued expenses	196,154	186,027
Deferred income on shipments to distributors	22,253	21,127
Income taxes payable	94,771	50,228
Total current liabilities	451,961	384,463
Deferred tax liabilities	87,122	93,482
Total liabilities	539,083	477,945
Stockholders' equity:
Common stock	138,909	111,780
Retained earnings	2,659,026	2,601,531
Accumulated other comprehensive loss	(4,989)	(8,119)
Total stockholders' equity	2,792,946	2,705,192
Total liabilities and stockholders' equity	$3,332,029	$3,183,137

Consolidated Statements of Income

(In thousands except per share data and percentages)	Three Months Ended
	9/23/2006	9/24/2005
	(unaudited)	(unaudited)
Net revenues	$502,745	$424,364
Cost of goods sold (1)	181,610	132,615
Gross margin	321,135	291,749
	63.9%	68.7%
Operating expenses:
Research and development (1)	130,168	117,053
Selling, general and administrative (1)	40,139	28,865
Operating income	150,828	145,831
	30.0%	34.4%
Interest income, net	13,820	10,967
Income before provision for income taxes	164,648	156,798
Provision for income taxes	57,133	51,430
Net income	$107,515	$105,368
Basic earnings per share	$0.34	$0.32
Shares used in the calculation of basic earnings per share	320,067	327,959
Diluted earnings per share	$0.33	$0.31
Shares used in the calculation of diluted earnings per share	328,025	344,860
Dividends declared per share	$0.156	$0.100

(1) Includes stock-based compensation charges as follows:

Cost of goods sold	$11,196	$10,454
Research and development	30,499	26,478
Selling, general and administrative	9,392	4,527

Maxim Integrated Products, Incorporated

Company Profile

Maxim Integrated Products, Incorporated was founded in 1983 and has been traded on NASDAQ under the symbol "MXIM" since its initial public offering in February 1988. Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits "connect" the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the signals necessary for computer and digital signal processing.